Exhibit 10-J

OTTER TAIL CORPORATION
executive Severance Plan

Effective February 6, 2015

*	Schedule A amended on January 1, 2018

OTTER TAIL CORPORATION
EXECUTIVE SEVERANCE PLAN

TABLE OF CONTENTS

OTTER TAIL CORPORATION
EXECUTIVE SEVERANCE PLAN

SECTION 1 - INTRODUCTION

This Otter Tail Corporation Executive Severance Plan (the “Plan”) is effective for the benefit of designated Employees of Otter Tail Corporation (the “Corporation”) and its affiliates. The Plan is an unfunded employee welfare benefit plan that provides severance benefits to a select group of management or highly compensated employees under the Employee Retirement Income Security Act (ERISA).

The Plan replaces and supersedes all severance agreements, obligations, plans, policies and/or practices of the Employer covering any Employee prior to the date the Employee becomes a Participant as described in Section 3 below, except that the Plan shall not replace or supersede any change in control severance agreement between the Employer and the Employee that provides for severance, termination or other benefits in connection with a change in control or any equity award agreement between the Employer and the Employee.

SECTION 2 - DEFINITIONS

Cause. “Cause” shall mean the termination of the Employee’s employment by the Employer based upon (i) the willful and continued failure by the Employee substantially to perform the Employee’s duties and obligations (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure resulting from the Employee’s resignation for Good Reason) or (ii) the willful engaging by the Employee in misconduct which is materially injurious to the Corporation or any of its affiliates, monetarily or otherwise. No action or failure to act on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that such action or omission was in the best interests of the Corporation and its affiliates.

Committee. “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation and any successor thereto. The Committee shall be the “plan administrator” for purposes of section 3(16) of ERISA.

Disability. “Disability” shall mean any physical or mental condition that qualifies the Employee for a disability benefit under the Employer’s long-term disability plan.

Employee. An “Employee” shall mean any management or highly compensated employee the Employer (or group or class of such employees) designated by the Committee as an Employee for purposes of this Plan and listed on Schedule A attached hereto, as revised from time to time.

Employer. The “Employer” shall mean, collectively, the Corporation and any affiliate that employs an Employee.

Employment Termination. “Employment Termination” shall have meaning ascribed to that term in Section 3 of the Plan.

Good Reason. “Good Reason” shall mean the occurrence of any of the following actions taken by the Employer (without the Employee’s consent) that results in a material negative change to the Employee, except for the occurrence of such action in connection with the termination or reassignment of the Employee for Cause, Disability or death: (i) a breach or alteration of any material term of any employment agreement or change in control agreement to which the Employee is a party without the Employee’s consent; (ii) any reduction in the Employee’s base pay that (either individually or when aggregated with any prior reductions) equals or exceeds 20%; (iii) a modification of the Employer’s incentive compensation program covering the Employee which (either individually or when aggregated with any prior modifications) results in a reduction of 20% or more in combined incentive opportunity at target; or (iv) a material reduction in the aggregate benefits available to the Employee under the retirement programs that apply to the Employee at the time of becoming a participant in this Plan, but excluding 401(k) and ESOP. Any reduction or modification under (ii) and (iii) above shall be disregarded if it is made on the same or substantially similar basis for substantially all senior executives of the Corporation or any affiliate that employs the Employee. For avoidance of doubt, a change in incentive plan metrics does not constitute a modification of incentive opportunity.

Good Reason shall not exist unless the Employee evidences a voluntary resignation for Good Reason by written notice to the Employer given within 30 days after the date of the occurrence of any event that the Employee knows or should reasonably have known constitutes Good Reason for voluntary resignation, and the Employer shall have 30 days from the date the Employer receives the notice to remedy the condition. Such notice need only identify the Employee and set forth in reasonable detail the facts and circumstances claimed to constitute Good Reason. If the Employer fails to timely remedy the condition, the Employee must resign within 10 days following the failure to cure, otherwise the Employee will be deemed to have consented to the action.

Participant. “Participant” shall have the meaning ascribed to that term in Section 3 of the Plan.

Severance Multiplier. The “Severance Multiplier” means the severance multiplier specified in Schedule A applicable to an Employee.

SECTION 3 - ELIGIBILITY FOR SEVERANCE

An Employee will become a “Participant” eligible for severance and other benefits under the Plan if: (a) the Employee has had a termination that qualifies as an “Employment Termination”; (b) the Employee is not a party to a change in control severance agreement with the Employer that provides for severance, termination or other benefits for the same Employment Termination; (c) the Employee has returned all property of the Corporation and its affiliates; (d) the Employee has signed and returned to the Employer a separation agreement in a form acceptable to the Employer, in its sole discretion, on or before the deadline communicated to the Employee; and (e) any revocation period described in such separation agreement has expired.

An Employee will no longer be a Participant once all severance benefits have been provided to such Employee under the Plan.

Employment Termination

An Employment Termination for purposes of severance benefit eligibility shall be the Employee’s (i) involuntary employment termination by the Employer without Cause (other than for death or Disability), or (ii) voluntary resignation for Good Reason. An Employee’s employment termination for any other reason is not a qualifying Employment Termination under the Plan.

The determination of whether a termination is a qualifying Employment Termination under the Plan will be made by the Committee, in its sole discretion, and such determination will be conclusive.

Separation Agreement the Employee Must Sign

The agreement the Employee must sign will contain a comprehensive release of claims relating to the Employee’s employment and termination, along with the following: (i) an agreement not to disparage the Corporation and its affiliates; (ii) an agreement not to compete with the Corporation and/or its affiliates for a period of months following the Employment Termination corresponding to the Employee’s Severance Multiplier (e.g, if the Severance Multiplier is 1.5, the non-compete period is 18 months, and if the Severance Multiplier is 2, the non-compete period is 24 months, etc.); an agreement not to solicit employees or vendors of the Corporation and/or its affiliates for a period of months following the Employment Termination corresponding to the Employee’s Severance Multiplier; and an assignment of intellectual property the Employee created or conceived within the scope of the Employee’s duties with the Corporation and/or its affiliates. If the Employee breaches the separation agreement in any material respect, the Employee may be required to repay to the Employer the severance benefits provided to the Employee.

SECTION 4 - AMOUNT OF SEVERANCE PAY AND OTHER BENEFITS

Upon an Employment Termination, a Participant will be entitled to a severance benefit equal to the Employee’s Severance Multiplier in Schedule A times the sum of: (i) the Employee’s annual base salary in effect when the Employment Termination occurs (but disregarding any decrease thereof that constituted “Good Reason”); and (ii) the target bonus under the Employee’s applicable annual bonus plan for the fiscal year in which the Employment Termination occurs (but disregarding any decrease thereof that constituted “Good Reason” and, for avoidance of doubt, excluding any long-term incentive compensation for which the Employee is eligible).

Offsets. The Employer has the right to reduce the Employee’s severance pay by any amounts owed by the Employee to the Employer. In addition, if an Employee becomes entitled to or receives any severance, termination or notice payments under any Federal, State or other law (for example, any WARN law, but excluding state unemployment compensation benefits) or otherwise, the Employee’s severance pay under the Plan will be reduced by the amount of such other payments paid or payable.

SECTION 5 - WHEN SEVERANCE PAY WILL BE PAID

Severance pay under the Plan will be paid to the Employee in a lump sum as soon as practicable (generally, within two pay periods) after the Employee signs the required separation agreement and any revocation period under such separation agreement has expired, subject to the limitations under Section 6.H. below.

SECTION 6 - MISCELLANEOUS PROVISIONS

A.

Amendment and Termination. The Corporation reserves the right, in its sole discretion, to amend or terminate the Plan, in whole or in part, at any time and for any reason; provided that no amendment or termination may materially and adversely alter or impair an Employee’s rights or benefits under this Plan without the written consent of the Employee.

B.

Severability. If any of the Plan’s provisions are found to be unlawful, such finding will not affect the Plan’s other provisions unless such finding makes impossible or impracticable the Plan’s functioning, in which case appropriate provisions will be adopted so that the Plan may continue to function.

C.

Incompetency. If the Committee finds that a Participant is unable to care for his/her affairs, and a claim for Plan benefits has not been made by a duly appointed legal representative, such benefits may be paid in any manner the Committee determines, and such payment will be a complete discharge of liability for Plan benefits to which such Participant was entitled.

D.

Not an Employment Contract. Nothing contained in this Plan is intended to create any liability of the Employer to retain any Employee in its service. All Employees remain subject to termination as if the Plan had not been established.

E.

Financing. Severance benefits payable under the Plan will be paid out of the general assets of the Employer. No Participant’s right to receive payments under the Plan will be secured by any assets of the Corporation or its affiliates.

F.	Nontransferability. A Participant has no right to assign or otherwise dispose of any interest under the Plan, nor may any right be assigned or transferred by operation of law.

G.	Legally-Required Withholdings. Benefits under the Plan will be subject to all legally-required withholdings, including tax withholdings.

H.

409A Limitation. The Plan is intended to qualify as an involuntary separation arrangement that is exempt from section 409A of the Internal Revenue Code (“Section 409A”). Specifically, any benefits paid within the Applicable 2-1/2 Month Period (as defined below) are intended to constitute separate payments (for purposes of Treasury Regulation § 1.409A-2(b)(2)) that are exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4). To the extent that any benefits do not qualify for the foregoing exemptions, such benefits are intended to be exempt from section 409A under the “involuntary separation pay plan” exception set forth in Treasury Regulation § 1.409A-1(b)(9)(iii), up to the maximum extent permitted by said provision (generally, two times the lesser of the Employee’s annualized compensation or the compensation limit then in effect under section 401(a)(17) of the Code). Benefits in excess of the maximum shall be delayed as necessary to avoid application of Section 409A (unless otherwise exempt). The term “Employment Termination” shall be interpreted to mean a “separation from service” as that term is defined under Section 409A to the extent necessary to qualify the arrangement as an involuntary separation arrangement. “Applicable 2-1/2 Month Period” means the period beginning upon the Employee’s Employment Termination and ending 2-1/2 months after the later of (i) the end of the calendar year in which the Employee’s Employment Termination occurred, or (ii) the end of the Employer’s fiscal year in which the Employee’s Employment Termination occurred.

I.

Governing Law. To the extent not preempted by federal law, this Plan shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

SECTION 7 - ADMINISTRATION

A.

Claim Procedure. An individual who believes he/she is eligible for benefits under the Plan, or believes he/she is eligible for benefits that are different from those being offered to the individual, may submit a written claim with the Committee. Any such claim must be submitted within 180 days after the employment termination upon which the claim is based, and any claim submitted after that period will be denied as untimely. The claim will be reviewed by one or more individuals appointed by the Committee to serve as the claim administrator under the Plan.

The claimant will be informed of the claim administrator’s decision regarding the claim within 90 days after it is filed. Under special circumstances, the claim administrator may require an additional period of not more than 90 days to review a claim. If this occurs, the claimant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If a claimant is not notified within the 90-day period (or 180-day period, if so extended), the claimant may consider the claim to be denied.

If a claim is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial, the Plan provision(s) on which the decision was based, what additional material or information is relevant to the case and what procedure the claimant should follow to get the claim reviewed again. The claimant then has 60 days to appeal the decision to the Committee. The appeal must be submitted in writing to the Committee. A claimant may request to review pertinent documents and may submit a written statement of issues and comments.

A decision as to a claimant’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Committee may require an additional period of not more than 60 days to review an appeal. If this occurs, the claimant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

If a claimant’s appeal is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial and the Plan provision(s) on which the decision was based. The Committee’s decision on an appeal will be final and binding on all parties and persons affected. If a claimant is not notified within the 60-day (or 120-day, if so extended) period, the claimant may consider the appeal to be denied.

The claim procedure in the Plan, including appeals, must be fully exhausted and a final determination made by the Committee before a claimant may file a lawsuit based on a denial of Plan benefits. Any lawsuit for Plan benefits must be filed within one year after the Committee’s final determination of the claim for benefits.

B.

Plan Interpretations and Benefit Determinations. The Plan is administered and operated by the Committee who has complete authority and sole discretion to interpret the Plan’s terms (and any related documents), and to determine eligibility for, and amounts of, benefits under the Plan. All such interpretations and determinations (including factual determinations) by the Committee will be final and binding upon affected parties.

The Committee may, subject to limitations under applicable law or securities exchange rules, delegate such powers and duties as are deemed desirable to the Chief Executive Officer or one or more other individuals, in which case every reference made to the Committee will be deemed to mean or include such individuals as to matters within their jurisdiction.

If any individual to whom authority has been delegated hereunder shall also be an Employee in the Plan, the individual shall have no authority with respect to any matter specially affecting his or her individual interest in the Plan.

C.	Miscellaneous.

●	THE PLAN’S SPONSOR:

Otter Tail Corporation
4334 18th Avenue SW
Suite 200
Fargo, ND 58103

●	AGENT FOR SERVICE OF LEGAL PROCESS:

General Counsel
Otter Tail Corporation
4334 18th Avenue SW
Suite 200
Fargo, ND 58103

SCHEDULE A

Name	Severance Multiplier	Date Added

Timothy J. Rogelstad	1.5	2/06/2015

Paul Knutson	1.5	2/06/2015

Chuck MacFarlane	2.0	4/13/2015

John Abbott	1.5	4/13/2015

Jennifer Smestad	1.5	1/1/2018